Preliminary Terms
ISSUER FREE WRITING PROSPECTUS
Filed pursuant to Rule 433
Registration Nos. 333-169682, 333-169682-01
April 18, 2011

US$

Nomura America Finance, LLC

Senior Global Medium-Term Notes, Series A

Fully and Unconditionally Guaranteed by Nomura Holdings, Inc.

Callable Step-Up Notes due May 13, 2026

•

Nomura America Finance, LLC is offering the callable step-up notes due May 13, 2026 (the “notes”) described below. The notes are unsecured securities, and all payments on the notes are subject to our credit risk and that of the guarantor of the notes, Nomura Holdings, Inc. The notes feature an increasing, or “stepped up,” interest rate over time unless we redeem them before any such increase.

•

We have the right to redeem the notes, in whole or in part, for 100% of the principal amount plus any accrued and unpaid interest on each semi-annual interest payment date, upon five business days’ prior notice, beginning on May 13, 2012.

Issuer:	Nomura America Finance, LLC (“we” or “us”)

Guarantor:	Nomura Holdings, Inc. (“Nomura”)

Principal Amount:	US$ (the principal amount of the notes may be increased if we, in our sole discretion, decide to sell an additional amount of the notes on a date subsequent to the trade date but prior to the original issue date)

Public Offering Price:	Variable price reoffer

Interest Rate:

5.50% from and including the original issue date to but excluding May 13, 2016;

6.00% from and including May 13, 2016, to but excluding May 13, 2021;

7.00% from and including May 13, 2021, to but excluding May 13, 2024;

and

9.00% from and including May 13, 2024, to but excluding the maturity date

Interest Payment Dates:	Semi-annually, on May 13 and November 13 of each year, commencing November 13, 2011 and ending on the maturity date

Trade Date:	, 2011

Original Issue Date:	May 13, 2011

Stated Maturity Date:	May 13, 2026, subject to our early redemption right, as described below. The actual maturity date for your notes may be different if adjusted for business days as described under “Description of Debt Securities and Guarantee—Business Day Conventions” in the accompanying prospectus

Day Count Convention:	30/360

Business Day Convention:	Following unadjusted

Regular Record Date:	The fifth business day preceding the applicable interest payment date

Minimum Initial Investment Amount:	$1,000

Denominations:	$1,000 and integral multiples thereof

Early Redemption:	Redeemable at our option on each optional redemption date

Optional Redemption Dates:	Semi-annually on May 13 and November 13 of each year, commencing May 13, 2012, and ending on the maturity date

Redemption Notice Period:	Not less than 5 nor more than 45 business days

Program:	Senior Global Medium-Term Notes, Series A

Program Ratings:(1)	Standard & Poor’s: BBB+ Moody’s: (P)Baa2 (provisional)

CUSIP No.:	65539AAU4

ISIN No.:	US65539AAU43

Currency:	U.S. dollars

Listing:	The notes will not be listed on any securities exchange

Distribution Agent:	Nomura Securities International, Inc.

Calculation Agent:	Nomura Securities International, Inc.

Paying Agent and Transfer Agent:	Deutsche Bank Trust Company Americas

Clearance and Settlement:	DTC (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus)

Investing in the notes involves certain risks. You should carefully consider the risk factors beginning on page PS-5 of this free writing prospectus, under “Risk Factors” in the accompanying prospectus and incorporated by reference into the accompanying prospectus before you invest in the notes.

We expect delivery of the notes will be made against payment therefor on or about the original issue date specified above. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, as the trade date has not been set, the original issue date may occur more or less than three business days from the trade date. If purchasers wish to trade the

(1)

A “BBB” rating is the fourth-highest category of S&P rating while a “+” or “-” designation shows the relative standing within the major rating categories. A “BBB” rating by S&P generally indicates that the obligor has adequate capacity to meet its financial commitments. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitments. A “(P)Baa2” provisional rating by Moody’s is in the middle of the fourth-highest category of Moody’s rating. Obligations rated Baa are subject to moderate credit risk. They are considered medium-grade and as such may possess certain speculative characteristics. The modifier “1” indicates that the obligation ranks in the higher end of its generic rating category; the modifier “2” indicates a mid-range ranking; and the modifier “3” indicates a ranking in the lower end of that generic rating category. Moody’s often assigns a provisional rating when the assignment of a final rating is subject to the fulfillment of contingencies but it is highly likely that the rating will become definitive after all documents are received or an obligation is issued into the market. Credit ratings are not a recommendation to buy, sell or hold securities and may be subject to downward revision, suspension or withdrawal at any time by the relevant rating agencies. Each rating should be evaluated independently of any other rating. Program ratings are not definitive ratings issued for a specific debt security and indicate only the rating agencies’ view of the obligor’s ability to meet its obligations.

notes prior to the original issue date, they may be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will be our unsecured obligations. We are not a bank, and the notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Nomura Securities International, Inc. has agreed to purchase the notes from us at 97.00% of the principal amount, resulting in aggregate proceeds to us of $            . The agent’s commission is equal to 3.00%, or $             in the aggregate. Nomura Securities International, Inc. proposes to offer the notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. Nomura Securities International, Inc. may also use all or a portion of its commissions on the notes to pay selling concessions or fees to other dealers. No agent or dealer participating in the initial offering of the notes to the public may sell the notes in such offering at a price less than 97.00% or more than 100.00% of the principal amount, resulting in an aggregate price to the public of between $             and $            .

The price at which you purchase the notes includes the agent’s commission, as set forth above, and includes the costs and profits that we (or one of our affiliates) expect to incur in the hedging of our market risk under the notes. See “Plan of Distribution” in the accompanying prospectus and “Additional Risk Factors Specific to Your Notes—The Inclusion in the Purchase Price of the Notes of a Selling Concession and of Our Cost of Hedging Our Market Risk Under the Notes is Likely to Adversely Affect the Value of the Notes Prior to the Maturity Date” below.

To the extent the distribution agent resells notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an “underwriter” of the notes as such term is defined in the Securities Act of 1933, as amended. We will disclose our share of the total offering expenses, excluding underwriting discounts and commissions, in a pricing supplement to be filed in connection with the offer of the notes.

Nomura Securities International, Inc. is our affiliate and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Nomura Securities International, Inc. is not permitted to sell notes in this offering to any account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Nomura Securities International, Inc. and/or its affiliates have performed, and in the future may provide, investment banking and advisory services for us from time to time for which they have received, and expect to receive, customary fees and commissions. Nomura Securities International, Inc. and its affiliates may, from time to time, engage in transactions with, and perform services for, us in the ordinary course of business.

We have filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission, or “SEC,” for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus and any other documents relating to the securities that we or Nomura have filed with the SEC for more complete information about us, Nomura and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our central index key, or “CIK,” on the SEC website is 0001383951. Alternatively, Nomura will arrange to send you these documents if you so request by calling (212) 667-1928 or e-mailing fidsalessupport@us.nomura.com.

Nomura

ADDITIONAL INFORMATION

We have filed a registration statement (including a prospectus, which we refer to as the “prospectus”) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the securities that we or Nomura have filed with the SEC for more complete information about us, Nomura and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our central index key, or “CIK,” on the SEC website is 0001383951. Alternatively, Nomura will arrange to send you these documents if you so request by calling (212) 667-1928 or e-mailing fidsalessupport@us.nomura.com.

You may access our documents on the SEC web site at www.sec.gov as follows:

•	Prospectus dated September 30, 2010:

http://www.sec.gov/Archives/edgar/data/1163653/000119312510220937/df3asr.htm

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus, dated September 30, 2010. You should carefully consider whether the notes are suited to your particular circumstances. Your notes are not secured debt.

Please note that in this section entitled “Additional Risk Factors Specific to Your Notes,” references to “holders” mean those who own notes registered in their own names, on the books that we, Nomura or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

This free writing prospectus should be read together with the accompanying prospectus, dated September 30, 2010. The information in the accompanying prospectus is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this free writing prospectus. We urge you to read all of the following information about some of the risks associated with the notes, together with the other information in this free writing prospectus and the accompanying prospectus before investing in the notes.

You Are Subject to Nomura’s Credit Risk, and the Value of Your Notes May Be Adversely Affected by Negative Changes in the Market’s Perception of Nomura’s Creditworthiness

By purchasing the notes, you are making, in part, a decision about Nomura’s ability to repay you the amounts you are owed pursuant to the terms of your notes. Substantially all of our assets will consist of loans to and other receivables from Nomura and its subsidiaries. Our obligations under your notes are also guaranteed by Nomura. Therefore, as a practical matter, our ability to repay you amounts we owe on the notes is directly or indirectly linked solely to Nomura’s creditworthiness. In addition, the market’s perception of Nomura’s creditworthiness generally will directly impact the value of your notes. If Nomura becomes or is perceived as becoming less creditworthy following your purchase of notes, you should expect that they will decline in value in the secondary market, perhaps substantially. If you attempt to sell your notes in the secondary market in such an environment, you may incur a substantial loss.

In addition, notes that are rated below BBB- by Standard & Poor’s or Baa3 by Moody’s are generally considered by the market to be non-investment grade securities and are deemed to be speculative investments. If Nomura’s credit rating is downgraded below these levels, there may be a significant adverse effect on the price at which you may sell your notes in the secondary market.

Because Nomura is a Holding Company, Your Right to Receive Payments on Nomura’s Guarantee of the Notes is Subordinated to the Liabilities of Nomura’s Other Subsidiaries

The ability of Nomura to make payments, as guarantor, on the notes, depends upon Nomura’s receipt of dividends, loan payments and other funds from subsidiaries. In addition, if any of Nomura’s subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets, and Nomura’s rights and the rights of Nomura’s creditors, including your rights as an owner of the notes, will be subject to that prior claim.

Nomura’s subsidiaries are subject to various laws and regulations that may restrict Nomura’s ability to receive dividends, loan payments and other funds from subsidiaries. In Japan, Nomura Securities Co., Ltd., as a securities company, is required to maintain an “adjusted capital” ratio at specified levels. In the United States, Nomura Securities International, Inc. is subject to certain minimum net capital requirements and capital adequacy requirements. In the United Kingdom, Nomura International plc is regulated by the U.K. Financial Services Authority and is subject to the capital requirements of that authority. In addition, certain of Nomura’s other subsidiaries are subject to securities and banking regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which such subsidiaries operate. As a result, Nomura’s ability to receive funds from those subsidiaries may be limited, and Nomura’s ability to pay on its guarantee of the notes may also be limited.

The Price at Which You Purchase Your Notes May Be Higher than the Price Paid by Other Investors

The agent proposes to offer the notes from time to time for sale at market prices prevailing at the time of sale, at prices related to then-prevailing prices or at negotiated prices. Accordingly, there is a risk that the price you pay for the notes will be higher than the prices paid by other investors depending on the date and time you make your purchase, from whom you purchase the notes, any related transaction cost (such as any brokerage commission), whether you hold your notes in a brokerage account, a fiduciary or fee-based account or another type of account, and other factors beyond our control.

The Inclusion in the Purchase Price of the Notes of a Selling Concession and of Our Cost of Hedging Our Market Risk Under the Notes is Likely to Adversely Affect the Value of the Notes Prior to the Maturity Date

The price at which you purchase the notes includes a selling concession (including a broker’s commission), as well as the costs that we (or one of our affiliates) expect to incur in the hedging of our market risk under the notes. Such hedging costs include the expected cost of undertaking this hedge, as well as the profit that we (or our affiliates) expect to realize in consideration for assuming the risks inherent in providing the hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity will likely be less than your original purchase price.

The Notes Are Subject to Early Redemption at Our Option

Prospective purchasers should be aware that we have the right to redeem the notes on any optional redemption date, beginning on the first optional redemption date. It is more likely that we will redeem the notes prior to their stated maturity date to the extent that the interest payable on the notes is greater than the interest that would be payable on other instruments of comparable maturity, terms and credit rating trading in the market. If the notes are redeemed prior to their stated maturity date, you may have to re-invest the proceeds in a lower interest rate environment and may not receive the total amount of interest that you would have received if the notes had not been redeemed prior to maturity.

There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses

The notes will not be listed on any securities exchange, and there may be little or no secondary market for the notes. Nomura Securities International, Inc. and other affiliates of ours currently intend to make a market for the notes, but they are not required to do so. Nomura Securities International, Inc. or any other affiliate of ours may stop any such market-making activities at any time. Even if a secondary market for the notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

If you sell your notes before the maturity date, you may have to do so at a substantial discount from the issue price and as a result you may suffer substantial losses.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

In addition to our and Nomura’s creditworthiness, a number of other economic and market factors will influence the value of the notes. The following factors, which are beyond our control, may influence the market value of your notes:

•	supply and demand for the notes, including inventory positions with Nomura Securities International, Inc. or any other market-maker;

•	the time to maturity of the notes;

•	interest and yield rates in the market generally and expectations about future interest and yield rates; and

•	economic, financial, political, regulatory or judicial events that affect the debt markets generally.

These factors may influence the market value of your notes if you sell your notes before maturity. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.

You May Be Required to Accrue Income in Excess of the Stated Interest

The notes may be issued with a greater than de minimis amount of original issue discount (“OID”). If that is the case, holders of the notes may be required to accrue income in excess of the stated interest of the notes. Please see “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this free writing prospectus for a more detailed discussion.

Non-U.S. Investors May Be Subject to Certain Additional Risks

The notes will be denominated in U.S. dollars. If you are a non-U.S. investor who purchases the notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value or price of, or income on, your investment.

The accompanying prospectus contains a general description of certain U.S. tax considerations relating to the notes under “United States Taxation.” If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the notes and receiving payments of principal or other amounts under the notes.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA,” or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

You should carefully consider, among other things, the matters set forth under “United States Taxation” in the accompanying prospectus. The following discussion summarizes for U.S. holders (as defined in the accompanying prospectus) certain U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the notes. This summary supplements the section “United States Taxation” in the accompanying prospectus and is subject to the limitations and exceptions set forth therein.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

As discussed under “United States Taxation—United States Holders—Original Issue Discount” in the accompanying prospectus, a holder of a note that is issued with more than a de minimis amount of original issue discount (“OID”) is required to include OID in income as ordinary interest over the term of the note. The determination of the amount of OID on the notes will depend on whether the yield on the notes would be minimized if the notes were called immediately prior to the increases in interest rate on May 13, 2016, May 13, 2021 and May 13, 2024. This should be the case, for example, if the notes are issued at par. Except as noted below, the discussion below assumes that the notes will have an original issue price as determined for U.S. federal income tax purposes such that the yield on the notes would be minimized if the notes were called immediately prior to the increases in interest rate on May 13, 2016, May 13, 2021 and May 13, 2024.

For the purpose of determining the amount of OID on the notes, notwithstanding the fact that the interest rate on the notes is scheduled to step-up over the term of the notes, the stated redemption price at maturity should not take into account the interest rate step-ups, because Treasury regulations generally deem an issuer to exercise a call option in a manner that minimizes the yield on the debt instrument for purposes of determining whether a debt instrument is issued with OID. As assumed above, the yield on the notes would be minimized if we call the notes immediately before the increase in the interest rate on May 13, 2016, and therefore the notes should be treated for OID purposes as fixed-rate notes that will mature prior to the step up in interest rate for the notes. This assumption is made solely for U.S. federal income tax purposes of determining whether the note is issued with OID and is not an indication of our intention to call or not to call the notes at any time. Likewise, for the purpose of determining the de minimis OID threshold with respect to the initial interest rate period, the notes should be assumed to be called immediately before the increase in the interest rate on May 13, 2016. Because the notes should be deemed to mature and be reissued for OID purposes at such time, the notes should not be considered as issued with a greater than de minimis amount of OID for the initial interest rate period if the original issue price for U.S. federal income tax purposes is above 98.75% of par. Because we plan to offer the notes to initial purchasers at variable prices, it is possible that the issue price for your note may be equal to or less than 98.75% of par, in which case you would be subject to the special rules governing the accrual of OID over the term of your note. We intend to provide the original issue price of the notes as determined for U.S. federal income tax purposes in the applicable pricing supplement. Please see “United States Taxation—United States Holders—Original Issue Discount” in the accompanying prospectus for a comprehensive discussion of the rules governing notes issued with more than a de minimis amount of OID.

If we do not call the notes prior to the step up in the interest rate on May 13, 2016 then, solely for OID purposes, the notes will be deemed to mature and be reissued at their adjusted issue price on May 13, 2016. This deemed issuance should not give rise to taxable gain or loss to holders. The analysis set forth in the prior paragraph should also apply to the increases in interest rate on May 13, 2021 and May 13, 2024. The notes deemed reissued on May 13, 2016 should have a maturity date for OID purposes of May 13, 2021. Accordingly, the notes should not be considered issued with a greater than de minimis amount of OID for the interest rate period beginning on May 13, 2016 if the adjusted issue price at such time is above 98.75% of par. The notes deemed reissued on May 13, 2021 should have a maturity date for OID purposes of May 13, 2024. Accordingly, the notes should not be considered issued with a greater than a de miminis amount of OID if the adjusted issue price of the notes at such time is above 99.25% of par. The notes deemed reissued on May 13, 2024 should have a maturity date for OID purposes of May 13, 2026. Accordingly, the notes should not be considered issued with a greater than de minimis amount of OID for the interest rate period beginning on May 13, 2024 if the adjusted issue price at such time is above 99.50% of par.

Upon the disposition of a note by sale, exchange, redemption or retirement (i.e., if we exercise our right to call the notes or otherwise) or other disposition, a U.S. holder will generally recognize taxable gain or loss equal to the difference, if any, between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid interest, which would be treated as such) and (ii) the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note generally will equal the cost of the note (net of accrued interest) to the U.S. holder, increased by any OID previously included in income with respect to the note. Capital gain of individual taxpayers from the sale, exchange, redemption, retirement or other disposition of a note held for more than one year may be eligible for reduced rates of taxation. The deductibility of a capital loss realized on the sale, exchange, redemption, retirement or other disposition of a note is subject to significant limitations.

Because we plan to offer the notes to initial purchasers at variable prices, it is possible that you may purchase the notes for an amount that differs from the original issue price of the notes for U.S. federal income tax purposes. The original issue price of the notes will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part is sold to persons other than bond houses, brokers or similar persons, or organizations acting in the capacity of distribution agents or wholesalers.

If the original issue price of the notes is such that the yield on the notes would not be minimized by the notes being called on May 13, 2016, May 13, 2021 or May 13, 2024, the amount of OID on the notes would generally be increased by the amount of the step up multiplied by the number of periods the step up applies. If the original issue price is as described in this paragraph, the pricing supplement will include a further discussion of the tax treatment of your notes. Please see “United States Taxation—United States Holders—Original Issue Discount” in the accompanying prospectus for a comprehensive discussion of the rules governing notes issued with more than a de minimis amount of OID.

If you elected to treat all interest as OID, as discussed in “United States Taxation—United States Holders—Original Issue Discount” in the accompanying prospectus, the tax treatment of the notes to you may be different. If you made this election, please consult your own tax advisor.

Depending on the purchase price of your notes, you may be subject to the rules governing market discount, acquisition premium, or amortizable bond premium described in greater detail in the accompanying prospectus under “United States Taxation—United States Holders—Market Discount,” “United States Taxation—United States Holders—Original Issue Discount —Acquisition Premium,” and “United States Taxation—United States Holders—Debt Securities Purchased at a Premium.” The rules regarding market discount and the purchase of debt securities at a premium are complex and therefore individuals are urged to consult their tax advisors regarding these rules.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of Nomura and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither Nomura nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by Nomura or any of its affiliates of any rights in connection with the notes, and no advice provided by Nomura or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan), and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Nomura Securities International, Inc. (the “agent”), and the agent has agreed to purchase from us, the aggregate principal amount of the notes specified on the front cover of this free writing prospectus. The agent has agreed to purchase the notes from us at 97.00% of the principal amount, resulting in aggregate proceeds to us of $            . The agent’s commission is equal to 3.00%, or $             in the aggregate. The agent proposes to offer the notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. The agent may also use all or a portion of its commissions on the notes to pay selling concessions or fees to other dealers. No agent or dealer participating in the initial offering of the notes to the public may sell the notes in such offering at a price less than 97.00% or more than 100.00% of the principal amount, resulting in an aggregate price to the public of between $             and $            .

To the extent the agent resells notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an “underwriter” of the notes as such term is defined in the Securities Act of 1933, as amended.

In the future, the agent may repurchase and resell the notes in market-making transactions. For more information about the plan of distribution, the distribution agreement (of which the terms agreement forms a part) and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

The agent is our affiliate and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. The agent is not permitted to sell notes in this offering to any account over which it exercises discretionary authority without the prior specific written approval of the account holder.

The agent and/or its affiliates have performed, and in the future may provide, investment banking and advisory services for us from time to time for which they have received, and expect to receive, customary fees and commissions. The agent and its affiliates may, from time to time, engage in transactions with, and perform services for, us in the ordinary course of business.

We expect delivery of the notes will be made against payment therefor on or about the original issue date specified on the cover page of this free writing prospectus. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, as the trade date has not been set, the original issue date may occur more or less than three business days from the trade date. If purchasers wish to trade the notes prior to the original issue date, they may be required to specify alternative settlement arrangements to prevent a failed settlement.